4 Parkway North, Suite 400
Deerfield, IL 60015
Contact:	Anthony M. Fusco, Investor Relations
847-405-2598 - afusco@cfindustries.com

CF Industries Holdings, Inc. Reports Third Quarter
Net Loss of $30 Million and EBITDA Loss of $6 Million;
Adjusted Net Earnings of $30 Million and Adjusted EBITDA of $83 Million

Global Market Conditions and Delayed North American Demand Pressure Near-Term Results
New Donaldsonville Ammonia Plant Fully On Line
Gas Introduced into New Port Neal Ammonia Plant

DEERFIELD, IL—November 2, 2016—CF Industries Holdings, Inc. (NYSE: CF), the global leader in nitrogen fertilizer manufacturing and distribution, today announced results for its third quarter ended September 30, 2016.

Third Quarter Highlights

▪	Net loss of $30 million, or $(0.13) per diluted share; adjusted net earnings(1) of $30 million, or $0.13 per diluted share(1)

▪	EBITDA(2) loss of $6 million; adjusted EBITDA(2) of $83 million

▪	New Donaldsonville, LA, ammonia plant started in September and is now operating at nameplate capacity, marking the completion of Donaldsonville capacity expansions

▪	New Port Neal, IA, plants are in process of starting up

◦	Ammonia plant: gas introduced into new ammonia plant, production is expected soon

◦	Urea plant to be commissioned in parallel with ammonia plant. Granulation unit was successfully tested in September 2016

▪
Accelerated depreciation on capacity expansion projects driving an estimated tax refund of approximately $800 million of cash in 2017 from carrybacks of current year tax losses to prior tax years; amount to be received in 2017 is dependent in part on the timing of the completion of the expansion project at Port Neal

Year to Date Highlights

▪	Net earnings of $43 million, or $0.19 per diluted share; adjusted net earnings(1) of $199 million or $0.85 per diluted share(1)

▪	EBITDA(2) of $530 million; adjusted EBITDA(2) of $725 million

•	Vessel shipments of more than 1 million short tons of UAN through the first nine months of 2016
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(1)	See reconciliations of adjusted net earnings and adjusted net earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

Overview of Results

CF Industries Holdings, Inc., today announced a third quarter 2016 net loss attributable to common stockholders of $30 million, or $(0.13) per diluted share, and an EBITDA loss of $6 million. Adjusted net earnings was $30 million, or $0.13 per diluted share, and adjusted EBITDA was $83 million for the third quarter of 2016. These results compare to third quarter 2015 net earnings attributable to common stockholders of $90 million, or $0.39 per diluted share, and EBITDA of $256 million. Adjusted net earnings was $127 million, or $0.54 per diluted share, and adjusted EBITDA was $352 million for the third quarter of 2015. These results include a realized loss on natural gas hedges of $11 million for the third quarter of 2016, compared to a realized loss on natural gas hedges of $3 million for the third quarter of 2015.

For the first nine months of 2016, net earnings attributable to common stockholders was $43 million, or $0.19 per diluted share, and EBITDA was $530 million. Adjusted net earnings was $199 million, or $0.85 per diluted share, and adjusted EBITDA was $725 million for the first nine months of 2016. These results compare to the first nine months of 2015 net earnings attributable to common stockholders of $673 million, or $2.84 per diluted share, and EBITDA of $1.41 billion. Adjusted net earnings for the first nine months of 2015 was $728 million, or $3.07 per diluted share, and adjusted EBITDA was $1.53 billion. These results include a realized loss on natural gas hedges of $127 million for the first nine months of 2016, compared to a realized loss on natural gas hedges of $40 million for the first nine months of 2015.

During the third quarter of 2016, the company recorded an income tax benefit of $131 million on a pre-tax loss of $131 million. This compares to the third quarter of 2015 when the company recognized a tax provision of $20 million on pre-tax earnings of $24 million. The tax benefit recognized in the third quarter of 2016 is primarily a result of the fact that the company now projects a 2016 pre-tax loss excluding noncontrolling interests, compared to a projected positive pre-tax income excluding noncontrolling interests at the end of the second quarter of 2016. Primarily as a result of this change in projected pre-tax income, the company has recognized in the third quarter of 2016 the reversal of the tax provision that was recorded in prior periods of 2016, resulting in a tax benefit being recorded in the third quarter of 2016.

The company expects to receive a tax refund of approximately $800 million from the carryback of certain U.S. tax losses from the current year to prior year periods. These U.S. tax losses are primarily related to tax depreciation of the capacity expansion projects that have been or are expected to be placed into service in 2016.  The cash refund related to this tax loss carryback is expected to be received in 2017, the final amount of which is dependent in part on the timing of the completion of the expansion project at Port Neal.

Net sales decreased in the third quarter of 2016 to $680 million from $928 million in the same period last year due to lower average selling prices across all segments. The average selling price for CF products in the third quarter of 2016 was $185 per ton compared to $289 per ton for the third quarter of 2015, a decrease of

36 percent. The decrease was partially offset by an increase in sales volumes from the prior year, including the impacts of the company's capacity expansion projects and the inclusion of a full quarter of CF Fertilisers UK in the company's consolidated financial results. Selling prices were negatively impacted by the continuing global oversupply of nitrogen fertilizer and overall lower industrial demand. An oversupplied international market was lengthened further by new plant start-ups and seasonal decreases in North American demand, partially offset by increased demand in South America.

Pricing for nitrogen products in the U.S. Gulf declined during the third quarter of 2016, often trading below international parity, as seasonal decreases in agricultural demand were compounded by delayed customer purchasing activity, resulting in multi-year lows in product prices for all major products.

Cost of sales decreased 11 percent in the third quarter of 2016 compared to the third quarter of 2015 due primarily to a lower unrealized net mark-to-market loss on natural gas derivatives of $21 million in the third quarter of 2016, compared to an unrealized net mark-to-market loss on natural gas derivatives of $126 million in the third quarter of 2015, as well as a decrease in the cost of physical natural gas purchased in the quarter and lower other manufacturing costs in the current year's quarter. The decrease in cost of sales was partially offset by the inclusion of $42 million pertaining to the CF Fertilisers UK acquisition, an increase of $37 million in depreciation for the expansion projects and start-up costs related to the Donaldsonville ammonia plant, and a realized loss on natural gas derivatives.

In the third quarter of 2016, the average cost of natural gas in cost of sales for the company was $2.87 per MMBtu, which includes a realized loss of $0.17 per MMBtu on natural gas hedges, totaling $11 million. This compares to the average cost of natural gas in cost of sales of $3.05 per MMBtu for the third quarter of 2015, which included a realized loss of $0.05 per MMBtu on natural gas hedges totaling $3 million. During the third quarter of 2016, the average price of natural gas at Henry Hub in North America was $2.84 per MMBtu, and the average price of natural gas at the National Balancing Point in the United Kingdom was $4.08 per MMBtu.

The company did not enter into any additional natural gas hedges in the third quarter of 2016.

The new ammonia plant at Donaldsonville, LA, was started-up in September 2016, and has now achieved consistent, stable operation at the nameplate capacity of approximately 3,600 short tons per day. Through October 31, 2016, the new plant has produced over 70,000 short tons of ammonia. At Port Neal, IA, gas has been introduced into the ammonia plant and production is expected soon, with the urea plant to be commissioned concurrently.

“CF remains well-positioned with enduring structural advantages despite the challenging market environment," said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “The versatility of our unmatched production and distribution system allows us to meet evolving customer needs, and our imminent capacity increase continues to support our cash generation capability. With these elements in place, CF remains the best-positioned company to benefit from recovery in the sector.”

Outlook

In North America, the start of the 2017 fertilizer year was slow due to delays in buying activity. Import volumes of nitrogen products are markedly lower year-over-year and the downstream channel reportedly has low inventory. However, increasing domestic and international supply has driven global prices lower, and buyers were reluctant to take the inventory risk during the third quarter. The expectation of additional supply resulting from major North American expansion projects scheduled to come on line through mid-2017, as well as the focus on the large crop harvest in progress, contributed to the purchasing delays.

While global nitrogen prices declined during the third quarter, transportation, power, and feedstock costs for marginal producers in China have been increasing. As a result, fewer product tons are being offered for export and approximately 8 million metric tonnes of urea capacity in China has been shut down through the first nine months of the year, a figure expected to rise in the coming months. This fundamental economic pressure is affecting prices. The average U.S. Gulf urea barge price was approximately $180 per short ton for the third quarter, it approached $200 at the end of the quarter and has steadily increased into the fourth quarter.

The agricultural outlook for North America suggests continued profitability at the farm level for corn and soybeans despite less profitable acreage in the Western Cornbelt and Southeast. Accordingly, planted acres for corn are expected to decline to approximately 88 million acres in fertilizer year 2017 compared to approximately 94 million acres planted in fertilizer year 2016.

Capital Expenditures

The final two plants of our capacity expansion projects, the Port Neal ammonia and urea plants, are expected to start production in late 2016. The total completed cost of all the capacity expansion projects (both at Donaldsonville and Port Neal) is estimated to be approximately $5.2 billion. For 2016, the company expects to have total capital expenditures of approximately $2.3 billion, of which approximately $1.8 billion will be for the capacity expansion projects and $450 million to $475 million will be for sustaining, improvement, and other projects.

Liquidity
Due to the uncertain duration of the current low price environment, the company has made and is making certain changes to parts of its debt capital structure to put in place financing more consistent with the current business and operating environment. The company recently obtained required lender consent to amend its revolving credit facility, subject to satisfaction of specified conditions, including repayment in full of the $1.0 billion principal amount of CF Industries, Inc.’s senior notes due 2022, 2025 and 2027. The amendment would, upon satisfaction of specified conditions, among other things, change and add financial covenants, reduce the facility size from $1.5 billion to $750 million and secure the obligations under the facility and other specified obligations with liens on specified assets of the company and those of its subsidiaries that are borrowers or guarantors under the facility.
The company expects to fund the prepayment of the senior notes due 2022, 2025 and 2027 and the related make-whole amount (estimated at approximately $210 million based on market interest rates on October 31, 2016) with the issuance of new long-term secured debt, borrowings under the company’s revolving credit facility, cash on hand or a combination of any of the foregoing.
As of September 30, 2016, the company had a balance of cash and cash equivalents of $1.55 billion, had no borrowings outstanding under its revolving credit facility, and was in compliance with all applicable covenant requirements under its debt instruments.
CHS Distribution

CHS Inc. ("CHS") is entitled to semi-annual distributions resulting from its $2.8 billion minority equity investment in CF Industries Nitrogen, LLC ("CFN"). The estimate of the partnership distribution earned by CHS, but not yet declared, for the third quarter of 2016 is approximately $22 million.

Under the terms of the company's strategic venture with CHS, if the company's credit rating is reduced below certain levels by two of three specified credit rating agencies, it is required to make a non-refundable yearly payment of $5 million to CHS. The payment would continue on a yearly basis until the earlier of the date that the company's credit rating is upgraded to or above certain levels by two of the three specified credit rating agencies or February 1, 2026. On February 1, 2016, the date the strategic venture commenced, the company recognized this term of the strategic venture as an embedded derivative and its value of $8 million was included in other liabilities on the company's consolidated balance sheet.

During the three months ended September 30, 2016, the company recorded an adjustment to increase the value of the embedded derivative liability by $22 million to $30 million to reflect the company's credit evaluation. The $22 million charge to reflect the change in fair value is included in the Other operating-net line in the company's consolidated statements of operations for the three and nine months ended September 30, 2016.

Consolidated Results

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$680	$928	$2,818	$3,193
Cost of sales	678	763	2,072	1,926
Gross margin	$2	$165	$746	$1,267

Gross margin percentage	0.3%	17.8%	26.5%	39.7%

Net (loss) earnings attributable to common stockholders	$(30)	$90	$43	$673
Adjusted net earnings (1)	$30	$127	$199	$728

Net (loss) earnings per diluted share	$(0.13)	$0.39	$0.19	$2.84
Adjusted net earnings per diluted share(1)	$0.13	$0.54	$0.85	$3.07

EBITDA(1)	$(6)	$256	$530	$1,412
Adjusted EBITDA(1)	$83	$352	$725	$1,530

Tons of product sold (000s)	3,666	3,213	12,274	9,736

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.70	$3.00	$2.41	$3.07
Realized derivatives loss in cost of sales(3)	0.17	0.05	0.60	0.23
Cost of natural gas in cost of sales	$2.87	$3.05	$3.01	$3.30

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.84	$2.75	$2.31	$2.78
National Balancing Point UK	$4.08	$6.44	$4.31	$6.85

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$21	$126	$(169)	$79

Capital expenditures	$440	$759	$1,819	$1,791

Production volume by product tons (000s):
Ammonia(4)	1,987	1,915	5,981	5,575
Granular urea	827	544	2,454	1,762
UAN (32%)	1,614	1,372	4,903	4,286
AN	475	365	1,292	796
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(1)	See reconciliations of EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out (FIFO) inventory cost method.

(3)	Includes the realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated nitrogen fertilizer, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that the company upgrades into other nitrogen fertilizers such as urea, UAN solution, and AN.

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$145	$261	$770	$1,148
Cost of sales	149	207	505	635
Gross margin	$(4)	$54	$265	$513

Gross margin percentage	(2.8)%	20.8%	34.4%	44.7%

Sales volume by product tons (000s)	505	585	2,112	2,176
Sales volume by nutrient tons (000s)(1)	414	480	1,732	1,785

Average selling price per product ton	$287	$446	$365	$527
Average selling price per nutrient ton(1)	350	544	445	643

Gross margin per product ton	$(8)	$93	$125	$236
Gross margin per nutrient ton(1)	(10)	113	153	287

Depreciation and amortization	$19	$32	$59	$75

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$7	$29	$(55)	$18
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 Third Quarter and First Nine Months periods:

•
Ammonia sales volume decreased slightly for the third quarter and first nine months of 2016 compared to the similar periods of 2015 due primarily to increased production of urea and UAN at Donaldsonville, LA. The decrease was partially offset due to the inclusion of CF Fertilisers UK.

•
Ammonia average selling prices decreased due to an increase in global nitrogen supply driven by global capacity additions and lower feedstock costs. Additionally, lower industrial demand as well as an increase in lower-priced export sales negatively impacted overall realized prices.

•
Ammonia gross margin per ton decreased in the third quarter of 2016 due to lower average selling prices, lower sales volumes, and start-up costs associated with the new Donaldsonville ammonia plant. The decrease was partially offset by lower unrealized net mark-to-market losses on natural gas derivatives and lower purchased natural gas costs. For the first nine months of 2016, gross margin per ton decreased primarily due to lower selling prices and start-up costs associated with the new Donaldsonville ammonia plant, partially offset by an unrealized mark-to-market gain on natural gas derivatives compared to an unrealized mark-to-market loss in 2015, as well as lower purchased natural gas costs in 2016.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen fertilizers.

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$167	$171	$642	$594
Cost of sales	152	132	445	324
Gross margin	$15	$39	$197	$270

Gross margin percentage	9.0%	22.8%	30.7%	45.4%

Sales volume by product tons (000s)	823	539	2,714	1,755
Sales volume by nutrient tons (000s)(1)	378	248	1,248	807

Average selling price per product ton	$203	$317	$237	$338
Average selling price per nutrient ton(1)	442	688	514	736

Gross margin per product ton	$18	$72	$73	$154
Gross margin per nutrient ton(1)	40	157	158	334

Depreciation and amortization	$25	$11	$75	$31

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$5	$33	$(44)	$21
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 Third Quarter and First Nine Months periods:

•	Granular urea sales volume increased primarily due to increased production as a result of the company's new urea plant at Donaldsonville, LA.

•	Granular urea average selling price per ton decreased due to increased global nitrogen supply driven by global capacity additions and lower feedstock costs.

•
Granular urea gross margin per ton decreased due to lower average selling prices and increased depreciation and amortization associated with the new Donaldsonville urea plant, offset by a lower unrealized net mark-to-market loss on natural gas derivatives in the third quarter of 2016. For the first nine months of 2016, the decrease in gross margin per ton was primarily due to lower selling prices and increased depreciation and amortization associated with the new Donaldsonville urea plant, partially offset by an unrealized net mark-to-market gain on natural gas derivatives and lower purchased natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid fertilizer product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$212	$349	$891	$1,112
Cost of sales	218	276	646	678
Gross margin	$(6)	$73	$245	$434

Gross margin percentage	(2.8)%	20.8%	27.5%	39.0%

Sales volume by product tons (000s)	1,350	1,445	4,634	4,266
Sales volume by nutrient tons (000s)(1)	427	458	1,461	1,347

Average selling price per product ton	$157	$242	$192	$261
Average selling price per nutrient ton(1)	496	763	610	826

Gross margin per product ton	$(4)	$50	$53	$102
Gross margin per nutrient ton(1)	(14)	159	168	322

Depreciation and amortization	$58	$43	$175	$140

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$7	$53	$(52)	$33
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 Third Quarter and First Nine Months periods:

•
UAN sales volume decreased in the third quarter of 2016 due to delays in customer purchasing. For the first nine months of 2016, sales volumes increased when compared to 2015 due to increased production as a result of the company's new UAN plant at Donaldsonville, LA.

•	UAN average selling price per ton decreased due to increased global nitrogen supply driven by global capacity additions, lower feedstock costs, and an increase in lower-priced export sales.

•
UAN gross margin per ton decreased due to lower average selling prices and increased depreciation and amortization associated with the new Donaldsonville UAN plant, partially offset by a lower unrealized net mark-to-market loss on natural gas derivatives in the third quarter of 2016. For the first nine months of 2016, the decrease in gross margin per ton was primarily due to lower selling prices and increased depreciation and amortization associated with the new Donaldsonville UAN plant, partially offset by an unrealized net mark-to-market gain on natural gas derivatives compared to an unrealized net mark-to-market loss in 2015.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29% to 35%, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$103	$80	$318	$179
Cost of sales	114	97	316	179
Gross margin	$(11)	$(17)	$2	$—

Gross margin percentage	(10.7)%	(21.6)%	0.6%	—%

Sales volume by product tons (000s)	599	347	1,610	795
Sales volume by nutrient tons (000s)(1)	203	117	545	271

Average selling price per product ton	$172	$229	$198	$225
Average selling price per nutrient ton(1)	507	679	583	660

Gross margin per product ton	$(18)	$(50)	$1	$—
Gross margin per nutrient ton(1)	(54)	(147)	4	(1)

Depreciation and amortization	$22	$20	$72	$44

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$1	$11	$(7)	$7
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 Third Quarter and First Nine Months periods:

•	AN sales volume was higher due to the inclusion of CF Fertilisers UK sales.

•	AN average selling price per ton decreased primarily due to the increased global supply of nitrogen and lower gas-plus formula prices on certain industrial contracts.

•
AN gross margin per ton increased primarily due to lower production and purchased natural gas costs, as well as lower unrealized net mark-to-market losses, which were partially offset by lower selling prices. For the first nine months of 2016, gross margin per ton was essentially unchanged as lower selling prices were offset by lower production costs and an unrealized net mark-to-market gain on natural gas derivatives.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$53	$67	$197	$160
Cost of sales	45	51	160	110
Gross margin	$8	$16	$37	$50

Gross margin percentage	15.1%	24.3%	18.8%	31.4%

Sales volume by product tons (000s)	389	297	1,204	744
Sales volume by nutrient tons (000s)(1)	73	56	230	144

Average selling price per product ton	$136	$226	$164	$215
Average selling price per nutrient ton(1)	726	1,196	857	1,109

Gross margin per product ton	$21	$55	$31	$67
Gross margin per nutrient ton(1)	110	291	161	348

Depreciation and amortization	$12	$11	$34	$26

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$1	$—	$(11)	$—
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 Third Quarter and First Nine Months periods:

•	Other segment volume was higher due to the inclusion of CF Fertilisers UK sales.

•	Other segment average selling price per ton decreased due to increased global nitrogen supply driven by global capacity additions.

•
Other segment gross margin per ton decreased primarily due to lower average selling prices partially offset by lower production costs. For the first nine months of 2016, the decrease in gross margin per ton was primarily due to lower selling prices, partially offset by an unrealized net mark-to-market gain on natural gas derivatives and lower production costs.

Environmental, Health & Safety Performance

As of September 30, 2016, CF Industries' 12-month rolling average recordable incident rate was 1.08 incidents per 200,000 work-hours.

Dividend Payment

On October 11, 2016, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on November 30, 2016 to stockholders of record as of November 15, 2016.

Conference Call

CF Industries will hold a conference call to discuss its third quarter 2016 results at 9:00 a.m. ET on Thursday, November 3, 2016. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States, Canada and the United Kingdom, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net earnings, and adjusted net earnings per diluted share, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net earnings, and adjusted net earnings per diluted share included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net earnings, and adjusted net earnings per diluted share to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company's ability to complete an issuance of new long-term debt on terms acceptable to it or at all; the Company’s ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; the Company’s ability to complete its production capacity expansion projects on schedule as planned, on budget or at all; risks associated with the Company’s ability to utilize its tax net operating losses and other tax assets, including the risk that the use of such tax benefits is limited by an “ownership change” (as defined under the Internal Revenue Code and related Internal Revenue Service pronouncements); risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with the operation or management of the strategic venture with CHS Inc. (the "CHS Strategic Venture"); risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS Inc. over the life of the supply agreement and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual report on Form 10-K, which is available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in millions, except per share amounts)
Net sales	$680	$928	$2,818	$3,193
Cost of sales	678	763	2,072	1,926
Gross margin	2	165	746	1,267
Selling, general and administrative expenses	44	42	141	120
Transaction costs	—	37	179	37
Other operating—net	57	33	181	74
Total other operating costs and expenses	101	112	501	231
Equity in (losses) earnings of operating affiliates	(2)	6	(11)	20
Operating (loss) earnings	(101)	59	234	1,056
Interest expense	31	30	130	93
Interest income	(2)	—	(4)	(1)
Other non-operating—net	1	5	(1)	5
(Loss) earnings before income taxes and equity in earnings of non-operating affiliates	(131)	24	109	959
Income tax (benefit) provision	(131)	20	(21)	333
Equity in earnings of non-operating affiliates—net of taxes	—	93	—	72
Net earnings	—	97	130	698
Less: Net earnings attributable to noncontrolling interests	30	7	87	25
Net (loss) earnings attributable to common stockholders	$(30)	$90	$43	$673

Net (loss) earnings per share attributable to common stockholders:
Basic	$(0.13)	$0.39	$0.19	$2.85
Diluted	$(0.13)	$0.39	$0.19	$2.84

Weighted-average common shares outstanding:
Basic	233.1	233.1	233.2	236.0
Diluted	233.1	234.0	233.5	236.9

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30, 2016	December 31, 2015
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,554	$286
Restricted cash	7	23
Accounts receivable—net	207	267
Inventories	312	321
Prepaid income taxes	830	185
Other current assets	21	45
Total current assets	2,931	1,127
Property, plant and equipment—net	9,725	8,539
Investments in affiliates	287	298
Goodwill	2,359	2,390
Other assets	330	329
Total assets	$15,632	$12,683

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$843	$918
Income taxes payable	1	5
Customer advances	86	162
Other current liabilities	36	130
Total current liabilities	966	1,215
Long-term debt	5,540	5,537
Deferred income taxes	1,642	916
Other liabilities	504	628
Equity:
Stockholders' equity	3,860	4,035
Noncontrolling interests	3,120	352
Total equity	6,980	4,387
Total liabilities and equity	$15,632	$12,683

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in millions)
Operating Activities:
Net earnings	$—	$97	$130	$698
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	148	129	475	348
Deferred income taxes	(145)	—	730	(6)
Stock-based compensation expense	6	5	15	13
Unrealized loss (gain) on natural gas and foreign currency derivatives	20	113	(169)	70
Unrealized loss on embedded derivative	22	—	22	—
Gain on re-measurement of CF Fertilisers UK investment	—	(94)	—	(94)
Loss on sale of equity method investments	—	—	—	43
Loss on disposal of property, plant and equipment	4	4	8	18
Undistributed earnings of affiliates—net of taxes	(1)	14	—	(2)
Changes in:
Accounts receivable—net	31	20	55	16
Inventories	(85)	(64)	(4)	(72)
Accrued and prepaid income taxes	8	(99)	(665)	(69)
Accounts payable and accrued expenses	60	65	(7)	32
Customer advances	74	364	(75)	56
Other—net	3	19	76	23
Net cash provided by operating activities	145	573	591	1,074
Investing Activities:
Additions to property, plant and equipment	(440)	(759)	(1,819)	(1,791)
Proceeds from sale of property, plant and equipment	6	1	8	9
Proceeds from sale of equity method investment	—	—	—	13
Purchase of CF Fertilisers UK, net of cash acquired	—	(554)	—	(554)
Withdrawals from restricted cash funds	—	28	16	60
Other—net	1	(14)	4	(36)
Net cash used in investing activities	(433)	(1,298)	(1,791)	(2,299)
Financing Activities:
Proceeds from long-term borrowings	—	1,000	—	1,000
Proceeds from short-term borrowings	—	367	150	367
Payments of short-term borrowings	—	(367)	(150)	(367)
Financing fees	(6)	(26)	(11)	(28)
Dividends paid on common stock	(69)	(69)	(209)	(212)
Issuance of noncontrolling interest in CFN	—	—	2,800	—
Distributions to noncontrolling interests	(91)	(11)	(111)	(32)
Purchases of treasury stock	—	(33)	—	(556)
Issuances of common stock under employee stock plans	—	1	—	8
Shares withheld for taxes	—	(1)	—	(1)
Net cash (used in) provided by financing activities	(166)	861	2,469	179
Effect of exchange rate changes on cash and cash equivalents	—	(3)	(1)	(8)
(Decrease) increase in cash and cash equivalents	(454)	133	1,268	(1,054)
Cash and cash equivalents at beginning of period	2,008	810	286	1,997
Cash and cash equivalents at end of period	$1,554	$943	$1,554	$943

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings, net earnings per ton and net earnings as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests. The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in millions)
Tons of product sold (000s)	3,666	3,213	12,274	9,736
Net sales	$680	$928	$2,818	$3,193

Net (loss) earnings attributable to common stockholders	$(30)	$90	$43	$673
Interest expense (income)—net	29	30	126	92
Income taxes(1)	(131)	20	(21)	322
Depreciation and amortization	148	129	475	348
Less: other adjustments	(22)	(13)	(93)	(23)
EBITDA	(6)	256	530	1,412
Net (loss) earnings per ton	$(8.18)	$28.01	$3.50	$69.12
Net (loss) earnings as a percent of net sales	(4.4)%	9.7%	1.5%	21.1%
EBITDA per ton	$(1.64)	$79.68	$43.18	$145.03
EBITDA as a percent of net sales	(0.9)%	27.6%	18.8%	44.2%

Unrealized net mark-to-market loss (gain) on natural gas derivatives	21	126	(169)	79
Unrealized loss on embedded derivative(2)	22	—	22	—
Transaction costs(3)	—	37	179	37
Expansion project expenses	24	15	59	36
Start-up costs Donaldsonville ammonia	18	—	18	—
(Gain) loss on foreign currency derivatives	(1)	—	(2)	19
Gain on re-measurement of CF Fertilisers UK investment	—	(94)	—	(94)
Loss (gain) on foreign currency transactions(4)	3	12	86	(2)
Private Senior Notes amendment fees	2	—	2	—
Loss on sale of equity method investments	—	—	—	43
Total adjustments	89	96	195	118

Adjusted EBITDA	$83	$352	$725	$1,530
Adjusted EBITDA per ton	$22.64	$109.55	$59.07	$157.15
Adjusted EBITDA as a percent of net sales	12.2%	37.9%	25.7%	47.9%
_______________________________________________________________________________

(1)	Includes the tax benefit of $11 million on loss on sale of non-operating equity method investment for the nine months ended September 30, 2015.

(2)	Represents the unrealized mark-to-market loss in the third quarter of 2016 on the embedded derivative included within the terms of the company's strategic venture with CHS.

(3)
Transaction costs include the $150 million termination fee paid by the company to OCI in the second quarter of 2016 as a result of the termination of the combination agreement with OCI and costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(4)	Loss (gain) on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

Reconciliation of net earnings attributable to common stockholders and net earnings per diluted share attributable to common stockholders (GAAP measures) to adjusted net earnings and adjusted net earnings per diluted share (non-GAAP measures), as applicable:
Adjusted net earnings is defined as net earnings attributable to common stockholders adjusted with the impacts of the selected items included in net earnings as summarized in the table below. The company has presented adjusted net earnings and adjusted net earnings per diluted share because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in millions)
Net (loss) earnings attributable to common stockholders	$(30)	$90	$43	$673

Unrealized net mark-to-market loss (gain) on natural gas derivatives	21	126	(169)	79
Unrealized loss on embedded derivative(1)	22	—	22	—
Transaction costs(2)	—	37	179	37
Expansion project expenses	24	15	59	36
Start-up costs Donaldsonville ammonia	18	—	18	—
(Gain) loss on foreign currency derivatives	(1)	—	(2)	19
Loss (gain) on foreign currency transactions(3)	3	12	86	(2)
Financing costs related to bridge loan commitment fee(4)	—	6	28	6
Revolver amendment fees(4)	2	—	2	—
Private Senior Notes amendment fees	2	—	2	—
Gain on re-measurement of CF Fertilisers UK investment	—	(94)	—	(94)
Loss on sale of equity method investments	—	—	—	43
Income tax adjustments(5)	(31)	(65)	(69)	(69)
Total adjustments	60	37	156	55

Adjusted net earnings	$30	$127	$199	$728

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net (loss) earnings per diluted share attributable to common stockholders	$(0.13)	$0.39	$0.19	$2.84

Unrealized net mark-to-market loss (gain) on natural gas derivatives	0.09	0.54	(0.73)	0.33
Unrealized loss on embedded derivative(1)	0.09	—	0.09	—
Transaction costs(2)	—	0.16	0.77	0.16
Expansion project expenses	0.10	0.06	0.25	0.15
Start-up costs Donaldsonville ammonia	0.08	—	0.08	—
(Gain) loss on foreign currency derivatives	—	—	(0.01)	0.08
Loss (gain) on foreign currency transactions(3)	0.01	0.05	0.37	(0.01)
Financing costs related to bridge loan commitment fee(4)	—	0.03	0.12	0.02
Revolver amendment fees(4)	0.01	—	0.01	—
Private Senior Notes amendment fees	0.01	—	0.01	—
Gain on re-measurement of CF Fertilisers UK investment	—	(0.40)	—	(0.40)
Loss on sale of equity method investments	—	—	—	0.18
Income tax adjustments(5)	(0.13)	(0.29)	(0.30)	(0.28)
Total adjustments	0.26	0.15	0.66	0.23

Adjusted net earnings per diluted share	$0.13	$0.54	$0.85	$3.07
_______________________________________________________________________________

(1)	Represents the unrealized mark-to-market loss in the third quarter of 2016 on the embedded derivative included within the terms of the company's strategic venture with CHS.

(2)
Transaction costs include the $150 million termination fee paid by CF Holdings to OCI in the second quarter of 2016 as a result of the termination of the combination agreement with OCI and costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(3)	Loss (gain) on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(4)	Not included in the calculation of EBITDA.

(5)
Represents the adjustment to the GAAP basis tax provision reflecting the tax impact of the other non-GAAP adjustments. The income tax adjustments for the nine months ended September 30, 2016 also include the tax impact of certain transaction costs that were capitalized in prior tax periods and that are now deductible as a result of the termination of the combination agreement with OCI.